Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Fourth Quarter And Year Ended December 31, 2016

ASHEVILLE, N.C., Jan. 30, 2017 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three months and year ended December 31, 2016. The Company reported a net loss of $(3.3) million, or $(0.97) per diluted common share, for the quarter ended December 31, 2016 compared to net income of $946,000, or $0.24 per diluted common share, for the same quarter of 2015. Net income totaled $1.2 million, or $0.33 per diluted common share, for the year ended December 31, 2016 compared to $3.6 million, or $0.89 per diluted common share, for the year ended December 31, 2015. The loss for the quarter and lower earnings for the year ended December 31, 2016 were primarily attributable to the Bank's settlement of its qualified pension plan liability during the quarter, as described below.

Excluding the impact of the one-time qualified pension plan settlement charge, net of income taxes, net income for the fourth quarter of 2016 increased 58.1% to $1.5 million, or $0.42 per diluted common share, from $946,000, or $0.24 per diluted common share, for the fourth quarter of 2015, while net income for the full-year 2016 increased 68.9% to $6.0 million, or $1.65 per diluted common share, from $3.6 million, or $0.89 per diluted common share, for 2015.

As disclosed in each of the previous three quarters, the Bank decided in April 2016 to settle its qualified pension plan liability in November 2016 for all participants. The settlement was recognized in the fourth quarter of 2016 when participants received annuities or lump sum payments of their accrued benefit balances. The one-time settlement charge was $7.6 million before income taxes, or $4.8 million after income taxes, which had previously been included in accumulated other comprehensive income and, due to the settlement, was expensed through the income statement but did not materially impact capital levels. The settlement charge resulted in earnings dilution of $1.32 per common share with no dilution of common equity book value per share. For future periods following the settlement, the Bank estimates annual periodic expense savings of approximately $810,000 before income taxes, or $513,000 after income taxes, or $0.14 per diluted common share.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "We ended 2016 as we began it, with solid financial results and strong core earnings. This was a result of continued growth in core deposits and loans, growth in net interest margin, good cost control and improved credit quality."

"As planned and as we disclosed during the last several earnings reports, we completed the settlement of our pension plan in the fourth quarter. The impact on results from this expense was in line with the Bank's expectations set forth during previous quarters. While we recognize this settlement had a one-time impact on our reported results, this was a prudent action as we expect to realize significant cost savings, which we believe will have a positive effect on future earnings."

Ms. DeFerie continued, "We began the new year with a strong balance sheet, continuing improved trends in our markets and solid momentum in our results. We will seek to continue this momentum and generate attractive results and value for our shareholders."

Fourth Quarter Highlights

  Net loss for the fourth quarter of 2016 was $3.3 million, or $0.97 per diluted common share, compared to net income of $946,000, or $0.24 per diluted common share, for the fourth quarter of 2015, primarily due to the settlement of the Bank's qualified pension plan.
  The 2016 fourth quarter and full year results included a one-time charge to settle the Bank's qualified pension plan of $7.6 million before income taxes and $4.8 million after income taxes. Excluding the after-tax pension plan settlement charge and net gains realized from the sale of investment securities, core earnings for the fourth quarter of 2016 increased 78.6% to $1.5 million, or $0.42 per diluted common share, from $837,000, or $0.21 per diluted common share, for the fourth quarter of 2015. For the full year, core earnings and diluted earnings per share, excluding the above, grew 61.8% and 77.1%, respectively.
  Net interest income increased 6.9% to $6.1 million for the three months ended December 31, 2016 from $5.7 million for the three months ended December 31, 2015. The net interest margin improved to 3.23% for the fourth quarter of 2016 compared to 3.04% for the fourth quarter of 2015.
  Interest income from loans increased 8.1% in the fourth quarter of 2016 compared to the fourth quarter of 2015, primarily reflecting a $33.7 million increase in average loan balances when comparing the two quarters.
  The Company recorded a provision for loan losses in the amount of $137,000 in the fourth quarter of 2016 compared to a recovery of loan losses of $89,000 in the fourth quarter of 2015. The allowance for loan losses declined to 1.08% of total loans at December 31, 2016  from 1.09% of total loans at December 31, 2015, although the allowance coverage of  nonperforming loans increased to 646.64% at December 31, 2016 compared to 246.82% at December 31, 2015.
  Loan balances increased $27.5 million, or 4.8%, to $603.6 million at December 31, 2016 from $576.1 million for the year ended December 31, 2015 and increased $5.6 million since September 30, 2016 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest income increased 5.1% to $1.9 million for the fourth quarter of 2016 from $1.8 million for the fourth quarter of 2015, primarily due to an increase in mortgage banking income, which was mostly offset by a reduction in gains realized from the sale of investment securities.
  Noninterest expenses increased $7.3 million to $13.2 million for the fourth quarter of 2016 from $5.9 million for the fourth quarter of 2015, primarily due to the increase in employee benefits related to termination of the qualified pension plan.
  Delinquent and nonperforming loans were 0.27% and 0.17%, respectively, of total loans at December 31, 2016 compared to 0.49% and 0.44%, respectively, at December 31, 2015.
  Nonperforming assets, including foreclosed properties and repossessed assets, were 0.79% of total assets at December 31, 2016 compared to 1.06% at December 31, 2015 and 0.78% at September 30, 2016.
  Core deposits, which exclude certificates of deposit, increased $20.5 million, or 4.1%, since December 31, 2015 and $5.3 million, or 1.0%, since September 30, 2016. Noninterest-bearing deposits increased $10.3 million, or 9.0%, and commercial non-maturity deposits increased $8.3 million, or 5.6%, since December 31, 2015.
  Book value per common share was $24.06 at December 31, 2016 compared to $24.12 at September 30, 2016 and $22.50 at December 31, 2015.
  Capital remains strong with consolidated regulatory capital ratios of 15.54% Common Equity Tier 1 capital, 11.58% Tier 1 leverage capital, 15.54% Tier 1 risk-based capital and 16.63% total risk-based capital as of December 31, 2016.

Income Statement Analysis

Net Interest Income. Net interest income increased $393,000, or 6.9%, to $6.1 million for the fourth quarter of 2016 compared to $5.7 million for the fourth quarter of 2015. The net interest margin increased 19 basis points to 3.23% for the quarter ended December 31, 2016 compared to 3.04% for the quarter ended December 31, 2015. Total interest and dividend income increased $401,000, or 6.1%, to $6.9 million for the fourth quarter of 2016 compared to $6.5 million for the fourth quarter of 2015, primarily resulting from a $33.7 million increase in average loan balances, a 10 basis point increase in the average yield on loans, and a 30 basis point increase in the average yield on investment securities, which were partially offset by a $33.2 million decrease in the average balance of investment securities. Interest expense increased $8,000 to $875,000 for the fourth quarter of 2016 from $867,000 for the fourth quarter of 2015, primarily due to a $14.7 million increase in the average balances of NOW, money market and savings accounts, which was partially offset by a decrease of $9.4 million in average balances of certificates of deposit. The average rate paid on interest-bearing deposits was 0.29% for both quarterly periods. When comparing the these same three-month periods, average noninterest-bearing deposits grew $13.5 million, or 11.3%, which contributed to minimizing deposit interest expense while deposit funding grew.

Net interest income increased $2.0 million, or 8.9%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily due to an increase in interest income on loans and a slight decrease in interest expense on deposits, which were partially offset by a decrease in interest and dividend income on securities. Total interest and dividend income increased $1.9 million, or 7.5%, during the year ended December 31, 2016. Loan interest income increased $2.0 million, or 8.8%, during the year ended December 31, 2016, primarily due to an increase in average outstanding loans of $44.4 million, or 8.0%, and a 4 basis point increase in the yield earned on loans during 2016. Interest income from investment securities decreased by $148,000, attributable to a $22.0 million decrease in the average balance of investment securities, partially offset by a 29 basis point increase in the yield earned on the investment portfolio. Total interest expense decreased $41,000, or 1.2%, during the year ended December 31, 2016. The slightly lower interest expense was primarily attributable to lower average balances of certificates of deposit, which were partially offset by higher average balances of NOW, money market and savings accounts. The Company continued its focus on core deposit growth, from which it excludes certificates of deposit. The average rate paid on total interest-bearing liabilities decreased one basis point during 2016. Average noninterest-bearing deposits grew $13.7 million, or 12.5%, when comparing the same periods, which contributed to the reduction in deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $94,000, or 5.1%, to $1.9 million for the three months ended December 31, 2016 compared to $1.8 million for the three months ended December 31, 2015. Factors that contributed to the increase in noninterest income during the 2016 period included increases of $187,000 in mortgage banking income, $88,000 in income from investment in bank owned life insurance, and $43,000 in debit card income, which were partially offset by decreases of $172,000 in net gains from the sale of investment securities and $45,000 in collected loan fees.

During the year ended December 31, 2016, total noninterest income increased $1.3 million, or 16.6%, to $8.8 million from $7.5 million for the year ended December 31, 2015. The increase in noninterest income during 2016 was primarily attributable to $746,000 in higher net gains from the sale of investment securities, $241,000 in deposit and other service charge income and $185,000 in income from investment in bank owned life insurance. The increase in gains from sales of investment securities was primarily due to more sales of investment securities that were needed to fund loan growth, Company stock repurchases and employer pension plan contributions. The increase in deposit fees was primarily the result of higher retail checking account fees and overdraft fees.

Noninterest Expenses. Noninterest expenses increased $7.3 million, or 122.8%, to $13.2 million for the three months ended December 31, 2016 from $5.9 million for the three months ended December 31, 2015. The increase in the fourth quarter of 2016 was primarily attributable to an increase of $7.6 million related to settlement expenses for termination of the qualified pension plan, which was partially offset by decreases of $249,000 in compensation expenses and $102,000 in Federal deposit insurance premiums.

Noninterest expenses increased $7.0 million to $30.5 million for the year ended December 31, 2016 from $23.5 million for the year ended December 31, 2015. Increases of $7.6 million in pension plan settlement expenses for termination of the qualified pension plan, $186,000 in data processing fees and $107,000 in debit card expense were partially offset by decreases of $422,000 in compensation expenses, $179,000 in Federal deposit insurance premiums, $172,000 in loan expenses and $84,000 in mortgage software expenses.

Balance Sheet Review

Assets.Total assets increased $12.9 million, or 1.7%, to $795.8 million at December 31, 2016 from $782.9 million at December 31, 2015. Investment securities decreased $37.8 million, or 26.7%, to $103.6 million at December 31, 2016 from $141.4 million at December 31, 2015 and cash and cash equivalents increased $13.3 million to $46.7 million at December 31, 2016 from $33.4 million at December 31, 2015, primarily due to the redeployment of investment securities to fund loan growth, Company stock repurchases and employer pension plan contributions. Loans receivable, net of deferred fees, increased $27.5 million, or 4.8%, to $603.6 million at December 31, 2016 from $576.1 million at December 31, 2015 as new loan originations exceeded loan repayments, prepayments, and foreclosures. During 2016, a $10.0 million purchase of bank owned life insurance was completed.

Liabilities. Total liabilities increased $11.5 million to $704.7 million at December 31, 2016 from $693.2 million at December 31, 2015. Total deposits increased $16.7 million, or 2.7%, to $647.6 million at December 31, 2016 from $630.9 million at December 31, 2015, primarily as a result of growth in lower cost transaction accounts. Core deposits, which exclude certificates of deposit, increased $20.5 million, or 4.1%, to $516.1 million at December 31, 2016 from $495.6 million at December 31, 2015 as a result of the Company's continued focus on increasing core deposits to fund loan growth. Accounts payable and other liabilities decreased $5.2 million, or 44.1%, to $6.7 million at December 31, 2016 from $11.9 million at December 31, 2015. The decrease in 2016 was primarily attributable to $5.5 million reduction in the pension liability as a result of contribution to the qualified pension plan.

Commercial checking and money market accounts increased $8.3 million, or 5.6%, to $155.3 million at December 31, 2016 from $147.0 million at December 31, 2015, reflecting expanded sources of lower cost funding. The Company's initiatives to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects its commitment to establishing diversified relationships with business clients.

Certificates of deposit decreased $3.8 million, or 2.8%, to $131.5 million at December 31, 2016 from $135.3 million at December 31, 2015. The decrease reflects management's continued focus on managing deposit interest rates to help improve the Bank's net interest margin. A portion of these funds moved into our other types of interest-bearing deposits, including money market accounts. Our need for loan funding, ability to invest these funds for a positive return and consideration of other customer relationships influence our willingness to match competitors' rates to retain these accounts.

Asset Quality

Provision for Loan Losses. The Company recorded a provision for loan losses in the amount of $137,000 for the fourth quarter of 2016 compared to a recovery of loan losses of $89,000 for the fourth quarter of 2015. The increase in the provision for loan losses for the fourth quarter of 2016 was due to loan growth in 2016, in addition to a lower provision for 2015 attributable to a large recovery received during the fourth quarter of 2015. Loan charge-offs, net of recoveries, were $57,000 for the fourth quarter of 2016 compared to net recoveries of $81,000 for the same quarter of 2015.

The Company recorded a provision for loan losses in the amount of $548,000 for the year ended December 31, 2016 compared to $361,000 for the year ended December 31, 2015. Net charge-offs were $293,000 for the year ended December 31, 2016 compared to $21,000 for the year ended December 31, 2015. The increase in the provision for loan losses was primarily due to loan growth in 2016. The allowance for loan losses totaled $6.5 million, or 1.08% of total loans, at December 31, 2016 compared to $6.3 million, or 1.09% of total loans, at December 31, 2015.

Nonperforming Assets. Nonperforming assets decreased $2.0 million, or 24.1%, to $6.3 million, or 0.79% of total assets, at December 31, 2016, compared to $8.3 million, or 1.06% of total assets, at December 31, 2015. Nonperforming assets included $1.0 million in nonperforming loans and $5.3 million in foreclosed real estate and repossessed assets at December 31, 2016, compared to $2.5 million and $5.7 million, respectively, at December 31, 2015.

Nonperforming loans decreased $1.5 million, or 60.3%, to $1.0 million at December 31, 2016 from $2.5 million at December 31, 2015. Nonperforming commercial loans decreased $982,000 and nonperforming residential mortgage loans decreased $683,000 during 2016. Real property securing nonperforming loans in the amount of $992,000 was moved into foreclosed real estate, while performing troubled debt restructurings ("TDRs") decreased $9,000, or 0.2%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $2.0 million, or 15.6%, to $10.8 million, or 1.36% of total assets, at December 31, 2016, compared to $12.8 million, or 1.64% of total assets, at December 31, 2015.

Nonperforming loans at December 31, 2016 included two commercial and industrial loans that totaled $63,000, three residential mortgage loans that totaled $626,000, and seven home equity loans that totaled $323,000. As of December 31, 2016, the nonperforming loans had specific reserves totaling $83,000. TDRs were $4.6 million at December 31, 2016 and $5.5 million at December 31, 2015. There were no additions to TDRs during the twelve months ended December 31, 2016. At December 31, 2016, $4.5 million of the $4.6 million TDRs were performing.

Foreclosed real estate at December 31, 2016 included ten properties with a total carrying value of $5.1 million compared to six properties with a total carrying value of $5.6 million at December 31, 2015. During 2016, there were five new properties in the amount of $992,000 added to foreclosed real estate, while one property totaling $685,000 was sold. In addition, during 2016, the Bank sold one of its 12 units in a mixed-use condominium complex for net proceeds of $701,000 along with five residential lots in a mixed-use lot subdivision and one parcel of land that was a portion of a residential property for net proceeds of $161,000. Loss provisions on foreclosed real estate of $21,000 were recorded during 2016, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the year ended December 31, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During 2016, the Bank sold one retail unit. At December 31, 2016, the adjusted recorded amount was $3.6 million for the remaining six retail units and five office units.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2016 #1 Best Overall Bank, #1 Best Mortgage Company, #1 Best Bank Services for Small Business and #1 Best Business That Gives Back To The Community by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data
(Unaudited)
				December 31,
(Dollars in thousands)				2016	2015 (1)	% Change

Total assets				$ 795,823	$ 782,853	1.7%
Cash and cash equivalents				46,724	33,401	39.9%
Investment securities				103,581	141,364	-26.7%
Loans receivable, net of deferred fees				603,582	576,087	4.8%
Allowance for loan losses				(6,544)	(6,289)	-4.1%
Deposits				647,623	630,904	2.7%
Core deposits (2)				516,125	495,628	4.1%
FHLB advances				50,000	50,000	0.0%
Accounts payable and other liabilities				6,671	11,940	-44.1%
Total equity				91,137	89,682	1.6%
(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data
(Unaudited)
	Three Months Ended			Year Ended
(Dollars in thousands,	December 31,			December 31,
except per share data)	2016	2015	% Change	2016	2015	% Change

Interest and
dividend income	$ 6,934	$ 6,533	6.1%	$ 27,348	$ 25,435	7.5%
Interest expense	875	867	0.9%	3,444	3,485	-1.2%
Net interest income	6,059	5,666	6.9%	23,904	21,950	8.9%
Provision for
(recovery of) loan losses	137	(89)	253.9%	548	361	51.8%
Net interest income
after provision for
(recovery of) loan losses	5,922	5,755	2.9%	23,356	21,589	8.2%
Noninterest income	1,941	1,847	5.1%	8,756	7,509	16.6%
Noninterest expenses (1)	13,191	5,921	122.8%	30,450	23,540	29.4%
Income (loss) before
income tax provision (1)	(5,328)	1,681	-417.0%	1,662	5,558	-70.1%
Income tax
provision (benefit)	(2,004)	735	-372.7%	444	1,983	-77.6%
Net income (loss) (1)	$ (3,324)	$ 946	-451.4%	$ 1,218	$ 3,575	-65.9%

Net income (loss) per
common share:
Basic	$ (0.97)	$ 0.25	-488.0%	$ 0.35	$ 0.92	-62.0%
Diluted	$ (0.97)	$ 0.24	-504.2%	$ 0.33	$ 0.89	-62.9%
Average shares outstanding:
Basic	3,419,782	3,769,438	-9.3%	3,505,387	3,884,691	-9.8%
Diluted	3,419,782	3,931,470	-13.0%	3,659,575	4,004,385	-8.6%
Ending shares outstanding	3,788,025	3,985,475	-5.0%	3,788,025	3,985,475	-5.0%
(1) Amounts for the periods ended December 31, 2016 include qualified pension plan settlement charges of
$7,607 before income taxes and $4,820 after income taxes.

Selected Average Balances and Yields/Costs
(Unaudited)
	Three Months Ended December 31,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 608,884	4.11%	$ 575,148	4.01%
Investment securities, including tax-exempt (1)	106,855	2.57%	140,057	2.27%
Other interest-earning assets	2,829	4.50%	2,807	4.52%
Total interest-earning assets (1)	761,735	3.69%	757,853	3.50%
Interest-bearing deposits	520,320	0.29%	515,051	0.29%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	570,515	0.61%	565,191	0.61%

Interest rate spread (1)		3.08%		2.89%
Net interest margin (1)		3.23%		3.04%

	Year Ended December 31,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 601,654	4.12%	$ 557,221	4.08%
Investment securities, including tax-exempt (1)	115,392	2.39%	137,424	2.10%
Other interest-earning assets	2,858	4.72%	2,827	4.49%
Total interest-earning assets (1)	755,451	3.69%	746,531	3.47%
Interest-bearing deposits	513,080	0.29%	511,755	0.30%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	563,789	0.61%	562,228	0.62%

Interest rate spread (1)		3.08%		2.85%
Net interest margin (1)		3.23%		3.00%
(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data
(Unaudited)
	Three Months Ended		Year Ended
Allowance for Loan Losses	December 31,		December 31,
(Dollars in thousands)	2016	2015	2016	2015

Allowance for loan losses, beginning of period	$ 6,464	$ 6,297	$ 6,289	$ 5,949
Provision for loan losses	137	(89)	548	361
Charge-offs	(67)	(41)	(378)	(476)
Recoveries	10	122	85	455
Net (charge-offs) recoveries	(57)	81	(293)	(21)

Allowance for loan losses, end of period	$ 6,544	$ 6,289	$ 6,544	$ 6,289

Allowance for loan losses as a percent of:
Total loans	1.08%	1.09%	1.08%	1.09%
Total nonperforming loans	646.64%	246.82%	646.64%	246.82%

Nonperforming Assets
(Unaudited)		December 31,
(Dollars in thousands)		2016	2015	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage		$ -	$ 818	-100.0%
Commercial and industrial		63	227	-72.2%
Total commercial		63	1,045	-94.0%
Non-commercial:
Residential mortgage		626	1,309	-52.2%
Revolving mortgage		323	194	66.5%
Total non-commercial		949	1,503	-36.9%
Total nonaccruing loans (1)		1,012	2,548	-60.3%

Total loans past due 90 or more days
and still accruing		-	-	0.0%

Total nonperforming loans		1,012	2,548	-60.3%

Foreclosed real estate		5,069	5,646	-10.2%
Repossessed assets		190	67	183.6%

Total nonperforming assets		6,271	8,261	-24.1%

Performing troubled debt restructurings (2)		4,543	4,552	-0.2%
Performing troubled debt restructurings and
total nonperforming assets		$ 10,814	$ 12,813	-15.6%

Nonperforming loans as a percent of total loans		0.17%	0.44%
Nonperforming assets as a percent of total assets		0.79%	1.06%
Performing troubled debt restructurings and
total nonperforming assets to total assets		1.36%	1.64%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type
(Unaudited)	December 31,
(Dollars in thousands)	2016		2015
	Number	Amount	Number	Amount

Commercial construction and land development	8	$ 4,116	5	$ 4,941
Residential mortgage	2	953	1	705
Total	10	$ 5,069	6	$ 5,646

Foreclosed Real Estate
(Unaudited)		Year Ended December 31,
(Dollars in thousands)		2016	2015

Beginning balance		$ 5,646	$ 8,814
Transfers from loans		992	820
Valuation adjustments of foreclosed real estate		(21)	(9)
Net loss on sale of foreclosed properties		(1)	(33)
Net proceeds from sales of foreclosed properties		(1,547)	(3,946)
Ending balance		$ 5,069	$ 5,646

Selected Average Balances and Performance Ratios
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2016	2015	2016	2015

Selected Average Balances
Average total loans	$ 608,884	$ 575,148	$ 601,654	$ 557,221
Average total interest-earning assets	761,735	757,853	755,451	746,531
Average total assets	802,076	792,576	790,831	781,974
Average total interest-bearing deposits	520,320	515,051	513,080	511,755
Average total deposits	653,110	634,389	636,800	621,741
Average total interest-bearing liabilities	570,515	565,191	563,789	562,228
Average total shareholders' equity	91,663	94,700	92,102	96,308

Selected Performance Ratios
Return on average assets (1)(5)	-1.65%	0.47%	0.15%	0.46%
Return on average equity (1)(5)	-14.43%	3.96%	1.32%	3.71%
Interest rate spread (1)(2)	3.08%	2.89%	3.08%	2.85%
Net interest margin (1)(3)	3.23%	3.04%	3.23%	3.00%
Noninterest expense to average assets (1)(5)	6.54%	2.96%	3.85%	3.01%
Efficiency ratio (4)(5)	162.27%	79.12%	95.64%	80.18%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income excluding realized gains and losses on the sale of securities.
(5) Ratios include the qualified pension plan settlement charges for the periods ended December 31, 2016.
Excluding the pension plan settlement charges, the ratios were as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Return on average assets	0.74%	0.47%	0.76%	0.46%
Return on average equity	6.49%	3.96%	6.56%	3.71%
Noninterest expense to average assets	2.77%	2.96%	2.89%	3.01%
Efficiency ratio	68.69%	79.12%	71.75%	80.18%

Quarterly Earnings Data
(Unaudited)

	Three Month Periods Ended
(Dollars in thousands,	December 31,	September 30,	June 30,	March 31,	December 31,
except per share data)	2016	2016	2016	2016	2015

Income Statement Data:
Interest and dividend income	$ 6,934	$ 6,982	$ 6,755	$ 6,677	$ 6,533
Interest expense	875	871	854	844	867
Net interest income	6,059	6,111	5,901	5,833	5,666
Provision for (recovery of) loan losses	137	(92)	104	399	(89)
Net interest income after provision for
(recovery of) loan losses	5,922	6,203	5,797	5,434	5,755
Noninterest income	1,941	2,290	2,476	2,049	1,847
Noninterest expenses (1)	13,191	5,861	5,637	5,761	5,921
Income (loss) before income
tax provision (1)	(5,328)	2,632	2,636	1,722	1,681
Income tax provision (benefit)	(2,004)	907	940	601	735
Net income (loss) (1)	$ (3,324)	$ 1,725	$ 1,696	$ 1,121	$ 946

Data Per Common Share:
Net income (loss) per share – Basic	$ (0.97)	$ 0.51	$ 0.47	$ 0.31	$ 0.25
Net income (loss) per share – Diluted	$ (0.97)	$ 0.48	$ 0.45	$ 0.30	$ 0.24
Book value per share	$ 24.06	$ 24.12	$ 23.80	$ 23.10	$ 22.50
Weighted average shares outstanding:
Basic	3,419,782	3,422,798	3,602,449	3,578,367	3,769,438
Diluted	3,419,782	3,573,937	3,742,458	3,720,127	3,931,470
Ending shares outstanding	3,788,025	3,787,322	3,987,322	3,985,475	3,985,475
(1) Amounts for the periods ended December 31, 2016 include qualified pension plan settlement charges of
$7,607 before income taxes and $4,820 after income taxes.

Quarterly Financial Condition Data
(Unaudited)
	As Of	As Of	As Of	As Of	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2016	2016	2016	2016	2015 (1)

Ending Balance Sheet Data:
Total assets	$ 795,823	$ 797,240	$ 805,568	$ 783,523	$ 782,853
Cash and cash equivalents	46,724	44,752	51,561	37,091	33,401
Investment securities	103,581	110,035	110,869	122,374	141,364
Loans receivable, net of deferred fees	603,582	597,935	606,212	595,832	576,087
Allowance for loan losses	(6,544)	(6,464)	(6,583)	(6,722)	(6,289)
Deposits	647,623	642,603	640,685	628,415	630,904
Core deposits (2)	516,125	510,842	505,438	500,330	495,628
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	91,137	91,343	94,907	92,064	89,682

Regulatory Capital Ratios:
Common Equity Tier I capital	15.54%	15.92%	16.41%	16.65%	16.66%
Tier 1 leverage capital	11.58%	11.97%	12.43%	12.33%	11.87%
Tier 1 risk-based capital	15.54%	15.92%	16.41%	16.65%	16.66%
Total risk-based capital	16.63%	16.99%	17.50%	17.81%	17.77%

Asset Quality:
Nonperforming loans	$ 1,012	$ 1,237	$ 2,481	$ 2,362	$ 2,548
Nonperforming assets	6,271	6,184	7,294	7,959	8,261
Nonperforming loans to total loans	0.17%	0.21%	0.41%	0.40%	0.44%
Nonperforming assets to total assets	0.79%	0.78%	0.91%	1.02%	1.06%
Allowance for loan losses	$ 6,544	$ 6,464	$ 6,583	$ 6,722	$ 6,289
Allowance for loan losses to total loans	1.08%	1.08%	1.09%	1.13%	1.09%
Allowance for loan losses to
nonperforming loans	646.64%	522.55%	265.34%	284.59%	246.82%
(1) Ending balance sheet data as of December 31, 2015 was derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.